Exhibit 10.17

STOCK OPTION AGREEMENT

PURSUANT TO THE

CITY HOLDING COMPANY

1993 STOCK INCENTIVE PLAN

A stock option (the “Option”) to purchase a total of              shares of Common Stock, $2.50 par value per share (“Common Shares”) of City Holding Company (the “Company”) is hereby granted to                      (the “Optionee”) at the price set forth herein. This Option is subject to all terms and conditions set forth in the City Holding Company 1993 Stock Incentive Plan (the “Plan”) which has been adopted by the Company and which is incorporated by reference herein.

1. Tax Status of Option. This Option shall be an “incentive stock option” (“ISO”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the maximum extent permitted by law, and shall otherwise not be an ISO. Without limiting the foregoing, option Installment I, set forth in paragraph 3, below, shall be an ISO.

2. Exercise Price. The purchase price for each Common Share subject to this Option shall be $        , which equals 100% of the fair market value of the Common Share on the date of grant of this Option.

3. Exercise of Option. This Option shall become exercisable in three separate installments (“Installments I, II, and III,” respectively) on the earlier of (i)                     or, (ii) the respective dates determined by reference to the closing market price of the Common Shares as follows:

Installment Class	Closing Market Price*	Number of Shares that the Optionee may Purchase
I
II
III

*	An installment becomes exercisable when the closing price for the Common Shares reported on Nasdaq-NMS (or other exchange on which the Common Shares are then traded) is equal to or greater than the price set forth in the table for at least 20 consecutive trading days. In the absence of a trading market, the market price shall be reasonably determined in good faith by the Company’s Board of Directors.

4. Period of Exercisability.

(a) The Options classified as Installments I, II and IIII shall expire immediately upon the Optionee’s termination of employment for any reason or cause if such installments are not then exercisable (based on the conditions set forth in Section 3 of this Agreement). If Option Installment I, II or III is exercisable upon Optionee’s termination of employment (based on the conditions set forth in Section 3) for any reason other than termination by the Company for Just Cause as defined in the Change In Control Agreement between Company and Optionee dated as of                     , then such installment shall remain exercisable and expire at the end of the Option term set forth in Section 10. If Option Installment I, II or III is exercisable (based on the conditions set forth in Section 3) upon Optionee’s termination of employment by Company for Just Cause, then such installment shall remain exercisable, but shall expire at the close of business on the date 30 days following the date of such termination.

(b) In no circumstances, shall the Option be exercisable later than the date on which it would otherwise expire.

5. Method of Exercise. This Option may be exercised by a written notice which shall:

(a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the number of shares with respect to which the Option being exercised constitutes or does not constitute an ISO and the address and Social Security Number of the person exercising the Option.

(b) contain such representations and agreements as to the holders’ investment intent with respect to such Common Shares as may be satisfactory to the Company’s counsel;

(c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

(d) be in writing and delivered in person or by certified mail to the Secretary of the Company.

(e) Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash or check. However, if approved by the Compensation Committee, Common Shares, or such combination of cash and Common Shares may be used for the purchase price. Payment of the Option price may be made in installments as provided in the Plan.

(f) The certificate or certificates for Common Shares as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option. Certificates evidencing shares issued upon exercise of this option may bear a legend setting forth among other things such restrictions on the disposition or transfer of the shares as the Company’s counsel deems required by applicable federal and state laws.

6. Restrictions on Exercise. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

7. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee or other person exercising this Option, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

8. Limited Transferability of Options. This Option is not transferable other than by will, the laws of descent and distribution.

9. Notice of Transfer of Shares. Optionee shall advise the Company’s Treasurer in writing immediately upon any sale or transfer of any Common Shares received upon exercise of any portion of this Option constituting an ISO to the extent such sale or transfer takes place prior to the later of (i) one year from the date of any exercise of this option or (ii) within two years from the date hereof.

10. Term of Option. This Option shall expire ten years from the date of grant of this Option, as set forth below, subject to early termination as set forth herein and may be exercised during such term only in accordance with the Plan and the terms of this Option. In no case may fewer than 100 shares be purchased at any one time, except to purchase a residue of fewer than 100 shares.

11. Adjustments. In the event of an equity restructuring that is considered to be a nonrecurring transaction, such as a stock dividend, spinoff, stock split, rights offering or recapitalization through a special, large nonrecurring dividend that causes the market value per share of the Common Stock underlying the Option to decrease, the Exercise Price shall be reduced and the number of shares under the Option shall be increased to offset the decrease in the per-share price of the Common Stock granted pursuant to the Option as long as the following criteria are met:

(i) The aggregate intrinsic value of the Option immediately after the equity change is not greater than the aggregate intrinsic value of the Option immediately before the equity change, and

(ii) The ratio of the Exercise Price to the Closing Market Price and the last traded preceding the date of equity restructuring is not reduced.

In such event the Exercise Price shall be reduced, concurrently with such issue, to an amount (calculated to the nearest cent) determined by multiplying such latest Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received (or to be received) by the Company for the total number of shares of Additional Common Stock so issued would purchase at such Adjustment Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Common Stock so issued (or deemed issued as provided below); provided that, for the purposes of this Section 11, all Common Stock issuable upon exercise of this Option shall be deemed to be outstanding. Notwithstanding the foregoing, the Exercise Price shall not be reduced if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more. In addition, if the Exercise Price shall be reduced in accordance with this Section 11, the number of shares of stock for which this Option was exercisable shall be adjusted to equal the product obtained by multiplying the number of shares of Common Stock for which this option is exercisable immediately prior to such reduction in the Exercise Price by the Exercise Price in effect prior to such reduction and dividing the result by the Exercise Price existing after such reduction. “Additional Common Stock” means all common stock issued after the date hereof, excluding shares of Common Stock issuable under the Plan, but including shares of Common Stock issuable upon exercise of rights, warrants, options, or other convertible securities. Additional Common Stock issuable upon exercise of any of the foregoing rights or other securities shall be deemed issued when such right or other security is issued with the adjustments provided for herein effective automatically at such time. In the event such rights or other securities (or some portion thereof) should expire without being exercised, then the terms of the option shall be readjusted to take account of the Additional Common Stock actually issued in respect thereof.

12. Certain Amendments. If the Plan is amended to remove Section 12.07 “Limitation on Benefits” such provision shall no longer apply to this Option, without the need to obtain any further consent of the Optionee.

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Dated:	CITY HOLDING COMPANY
By
Name:
Title:

AGREED:

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